                                 EXHIBIT 11.1

                                CONSILIUM, INC.

                  COMPUTATION OF EARNINGS AND LOSS PER SHARE
                                  (Unaudited)
               (Amounts in thousands, except per share amounts)

                                        Three Months Ended              Nine Months Ended
                                              July 31,                       July 31,
                                       ---------------------      --------------------
                                         1995         1994          1995        1994
                                       --------     --------      --------    --------
Primary and fully diluted
    earnings per share:

Weighted average number of               7,598        7,397         7,519       7,339
    shares outstanding
Weighted average number of shares          474          ---           288         ---
    computed using the treasury
    stock method (1)
                                       --------     --------      --------    --------
Weighted average number of shares
    outstanding, as adjusted             8,072        7,397         7,807       7,339
                                       ========     ========      ========    ========

Net income (loss)                          215     $ (3,488)     $    479    $ (6,397)
                                       ========     ========      ========    ========

Net income (loss) per share               0.03     $  (0.47)     $   0.06    $  (0.87)
                                       ========     ========      ========    ========

(1) Stock options have not been included in the calculation of loss per share as their effect would be anti-dilutive.